STATEMENT TO NOTEHOLDERS

Household Home Equity Loan Trust 2002-2

Distribution Number	11
Beginning Date of Accrual Period	21-Apr-03
End Date of Accrual Period	19-May-03
Payment Date	20-May-03
Previous Payment Date	21-Apr-03

Funds Reconciliation
Available Funds for Payment (including Skip-A-Pay Advances/Reimbursements, less Premium Amount)
Principal Collections	40,707,280.59
Interest Collections (net of Servicing Fee)	7,224,459.70
Servicing Fee	401,854.04
Skip-A-Pay Advances	0.00
Skip-A-Pay Reimbursement Amount	0.00
Insured Payments, if any	0.00

Payments	48,194,346.33
Interest Paid to Notes	1,150,058.09
Principal Paid to Notes	46,642,434.20
Servicing Fee	401,854.04
Ownership Interest	-

Balance Reconciliation

Beginning Pool Amount	964,449,694.97
Principal Collections (including repurchases)	40,707,280.59
Charge off Amount	(466,824.85)
Ending Pool Amount	923,275,589.53

Collateral Performance
Cash Yield (% of beginning balance)	9.49%
Charge off Amount (% of beginning balance)	0.58%
Net Yield	8.91%
Cumulative Realized Losses	0.11%

Delinquent Home Equity Loans
30-59 days principal balance of Home Equity Loans	21,070,004.57
30-59 days number of Home Equity Loans	214
60-89 days principal balance of Home Equity Loans	3,461,739.26
60-89 days number of Home Equity Loans	45
90+ days principal balance of Home Equity Loans	16,480,851.93
90+ days number of Home Equity Loans	189

Loan Detail
Number Purchased pursuant to 2.02, 2.04 and 3.01	-
Principal Balance Purchased pursuant to 2.02, 2.04 and 3.01	-
Substitution Adjustment Amounts	-
Number of Home Equity Loans outstanding (Beginning of Collection Period)
Number of Home Equity Loans outstanding (Ending of Collection Period)
Number of Home Equity Loans that went into REO	7
Principal Balance of Home Equity Loans that went into REO	861,656.46

Overcollateralization
Begin Overcollateralization Amount	88,252,420.58
Overcollateralization Release Amount	0.00
Distributable Excess Cash	5,935,153.61
Charge offs	(466,824.85)
End Overcollateralization Amount	93,720,749.34

Target Overcollateralization Amount	130,353,967.64
Interim Overcollateraliztion Amount	87,785,595.73
Interim Overcollateralization Deficiency	42,568,371.91

Excess Cashflow	5,935,153.61

Other
Stepdown	No
Trigger Event	No
Event of Default	No
Total Note Balance as Percent of Total Original Note Balance	64.28%

Note Principal Amount Statement
A. Information on Distributions
1. Total Distribution per $1,000	37.034089
2. Principal Distribution per $1,000	36.142917
3. Interest Distribution per $1,000	0.891172

B. Calculation of Interest Due & Paid
1. 1 month LIBOR	1.32938%
2. Formula Rate (1-mo. Libor plus 30bps)	1.62938%
3. Available Funds Cap	10.53931%
4. Note Rate	1.62938%
5. Days in Accrual Period	29

6. Current Interest, Interest Carry Forward Amount, and Supplemental Interest Amount Due
7. Current Interest and Interest Carrforward Amount paid	1,150,058.09
8. Supplemental Interest Amount paid	0.00

9. Unpaid Interest Carry Forward Amount	0.00
10. Unpaid Supplemental Interest Amount	0.00

C. Calculation of Note Principal Amount
1. Principal Note Amount, prior to payments	876,197,274.39
2. Principal Payment Amount paid	40,707,280.59
3. Distributable Excess Cashflow paid	5,935,153.61
4. Note Principal Amount, after payments	829,554,840.19

5. Note Principal Amount as a % of the Original Note Principal Amount, after payments
6. Note Principal Amount as a % of the Pool Balance, after payments